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                                                                    EXHIBIT 10.8

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT
                              (Jean-Andre Rougeot)

          EMPLOYMENT AGREEMENT (the "Agreement") dated January 28, 2000 by and between The Boyds Collection, Ltd. (the "Company) and Jean-Andre Rougeot (the "Executive").

          The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

          Executive desires to accept such employment and enter into such an agreement;

          In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

TERM OF EMPLOYMENT. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on February 1, 2000 and ending on the third anniversary of such commencement date (the "Employment Term"), on the terms and subject to the conditions set forth in this Agreement; PROVIDED, HOWEVER, that commencing with February 1, 2003 and on each February 1, thereafter (each an "Extension Date"), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto written notice six months prior to the next Extension Date that the Employment Term shall not be so extended.

POSITION.

During the Employment Term, Executive shall serve as the Company's
Chief Executive Officer. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board"), which shall be consistent with the duties and authority of chief executive officers at public corporations of similar size and type. Executive shall also serve as a member of the Board without additional compensation.

During the Employment Term, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; PROVIDED that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to any additional directorships or trusteeships, provided in each case, and in the aggregate, that such activities do not interfere with the performance of Executive's duties hereunder or conflict with Section 9.

BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $500,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in

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Executive's Base Salary, if any, as may be determined from time to time in the sole discretion of the Board.

ANNUAL BONUS. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") of up to 200% of the Base Salary, with a target bonus of 100% of the Base Salary (the "Target"). 75% of such Annual Bonus shall be based on budgetary goals agreed to by the Board and Executive, and 25% shall be based on qualitative performance review by the Board. The amount of the Annual Bonus earned shall be determined in accordance with a grid to be agreed upon by the Board and Executive; PROVIDED, HOWEVER, that Executive's Annual Bonus for the first full fiscal year of the Employment Term shall be at least 75% of the Base Salary.

EQUITY ARRANGEMENTS.

          a. PURCHASE EQUITY. Executive shall purchase 100,000 shares of Company common stock at the time of execution of this Agreement at the current market value.

          b. INITIAL STOCK OPTIONS. The Company shall grant to Executive nonqualified stock options to purchase 500,000 shares of Common Stock at the time of execution of this Agreement, pursuant to and in accordance with the 1998 Option Plan for Key Employees of The Boyds Collection, Ltd. and the Non-Qualified Stock Option Agreement between Executive and the Company (together, the "Option Documents"). Such options will have an exercise price equal to the market value on the date of grant and will vest ratably over five years from the date of grant.

          c. ANNUAL STOCK OPTIONS. The Company shall grant to Executive nonqualified stock options to purchase up to 100,000 shares at the end of each fiscal year, commencing in fiscal year 2000, pursuant to and in accordance with the Option Documents. Options for 50,000 of such shares shall be granted upon achievement during such fiscal year of 10% or greater growth of revenues, on an organic basis, and options for 50,000 of such shares shall be granted upon achievement during such fiscal year of 10% or greater growth of operating income, on an organic basis. Such options shall have an exercise price equal to the market value on the date of grant and will vest ratably over five years from the date of grant.

EMPLOYEE BENEFITS. During the Employment Term, Executive shall be provided, in accordance with the terms of the Company's employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits on the same basis as those benefits are generally made available to other senior executives of the Company. In addition, the Company shall provide Executive with life insurance that provides a $4 million benefit upon accidental death and $2 million upon death otherwise typically covered by life insurance (collectively with the benefits described in the prior sentence, the "Employee Benefits").

BUSINESS EXPENSES AND PERQUISITES.

          a. EXPENSES. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

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          b. PERQUISITES. During the Employment Term, the Company shall pay reasonable automobile expenses incurred by Executive. The Company shall also pay for reasonable relocation expenses incurred by Executive upon commencement of the Employment Term.

TERMINATION.

BY THE COMPANY FOR CAUSE OR BY EXECUTIVE RESIGNATION WITHOUT GOOD REASON.

          (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate upon Executive's resignation without Good Reason (as defined in Section 8(c)).

          (ii) For purposes of this Agreement, "Cause" shall mean (A) Executive's continued failure substantially to perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Executive of such failure, (B) dishonesty in the performance of Executive's duties hereunder, (C) an act or acts on Executive's part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (D) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (E) Executive's breach of the provisions of Sections 9 or 10 of this Agreement.

          (iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason after giving the Company 30 days advance written notice of such resignation, Executive shall be entitled to receive:

          (A) the Base Salary through the date of termination;

          (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

          (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

          (D) such Employee Benefits or equity-related rights, if any, as to which Executive may be entitled under the employee benefit plans of the Company or the Option Documents, respectively (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

     Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

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DEATH OR DISABILITY.

          (i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

          (ii) Upon termination of Executive's employment hereunder for either death or Disability, Executive or Executive's estate (as the case may be) shall be entitled to receive:

          (A) the Accrued Rights; and

          (B) the Target Annual Bonus for such year pursuant to Section 4 hereof, payable when such Annual Bonus would have otherwise been payable had Executive's employment not terminated.

     Following Executive's termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

BY THE COMPANY WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.

          (i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.

          (ii) For purposes of this Agreement, "Good Reason" shall mean (A) the failure of the Company to pay or cause to be paid Executive's compensation, when due hereunder or (B) any substantial and sustained diminution in Executive's authority or responsibilities from those described in Section 2 hereof; PROVIDED that either of the events described in clauses (A) and (B) of this Section 8(c)(ii) shall constitute Good Reason only if the Company shall have failed to cure such event within 30 days after the Company's receipt of written notice by Executive describing the events which constitute Good Reason.

          (iii) Prior to a Change of Control (as defined in Section
8(c)(v), below), if Executive's employment is terminated by the Company without Cause based on Executive's performance of his duties to the Company, as determined by the Board (other than by reason of death or Disability), Executive shall be entitled to receive:

          (A) the Accrued Rights; and

          (B) subject to Executive's continued compliance with the provisions of Sections 9 and 10, (1) continued payment of the Base Salary and (2) continuation of medical, dental and life insurance benefits, each for 24 months after the date of such termination; PROVIDED that the aggregate amount described in this clause (B)

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     shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; PROVIDED, FURTHER, that the medical and dental benefits shall terminate upon Executive becoming eligible to receive comparable benefits from any other source.

     Following Executive's termination of employment prior to a Change of Control by the Company without Cause based on Executive's performance of his duties to the Company, as determined by the Board (other than by reason of Executive's death or Disability), except as set forth in this section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

          (iv) If Executive's employment is terminated, (x) prior to a Change of Control, by the Company without Cause for reasons not based on Executive's performance of his duties to the Company, as determined by the Board, (y) after the occurrence of a Change of Control, by the Company without Cause for any reason (other than by reason of death or Disability) or (z) by Executive for Good Reason at any time, Executive shall be entitled to receive:

          (A) the Accrued Rights; and

          (B) subject to Executive's continued compliance with the provisions of Sections 9 and 10, (1) continued payment of the Base Salary for 24 months after the date of such termination, (2) continuation of medical, dental and life insurance benefits for 24 months after the date of such termination and (3) an amount equal to the sum of the Annual Bonus actually earned in the prior two years (if Executive has been employed hereunder more than one but less than two years, such payment shall be equal to two times Executive's Annual Bonus earned for the previous year, and if Executive has been employed hereunder less than one year, such payment shall be equal to two times Executive's Target Annual Bonus for such year), payable in monthly installments during such 24-month period; PROVIDED that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; PROVIDED, FURTHER, that the medical and dental benefits shall terminate upon Executive becoming eligible to receive comparable benefits from any other source.

     Following Executive's termination of employment, (x) prior to a Change of Control, by the Company without Cause for reasons not based on Executive's performance of his duties to the Company, (y) after the occurrence of a Change of Control, by the Company without Cause for any reason (other than by reason of death or Disability) or (z) by Executive for Good Reason at any time, except as set forth in this section 8(c)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

          (v) For purposes of this Agreement, "Change of Control" shall mean (A) a sale of all or substantially all of the assets of the Company to a Person who is not an Affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR"), (B) a sale by KKR or any of its Affiliates resulting in more than 50% of the voting stock of the Company being held by a Person or Group

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that does not include KKR or any of its Affiliates or (C) the consummation of a merger or consolidation of the Company into another Person that is not an Affiliate of KKR; if and only if any such event results in the inability of the KKR partnerships to elect a majority of the Board of Directors of the Company (or the resulting entity).

          d.  EXPIRATION OF EMPLOYMENT TERM.

          (i) ELECTION NOT TO EXTEND THE EMPLOYMENT TERM. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive's employment is earlier terminated pursuant to paragraphs (a), (b) or
(c) of this Section 8, Executive's termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date. If the Company so elects not to extend the Employment Term, Executive shall be treated as having been terminated without Cause and Executive's rights and obligations shall be determined in accordance with Section 8(c)(iii) or Section 8(c)(iv), as the Board shall determine. If Executive so elects not to extend the Employment Term, Executive shall be entitled to the Accrued Rights.

     Following such termination of Executive's employment hereunder as a result either party's election not to extend the Employment Term, except as set forth in this Section 8(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

          (ii) CONTINUED EMPLOYMENT BEYOND THE EXPIRATION OF THE EMPLOYMENT TERM. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment-at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; PROVIDED that the provisions of Sections 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

          e. NOTICE OF TERMINATION. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

          f. BOARD RESIGNATION. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination, from the Board and the Board of Directors of any of the Company's affiliates.

NON-COMPETITION.

          a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

During the Employment Term and, for a period of two years following the date Executive ceases

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to be employed by the Company (the "Restricted Period"), Executive will not directly or indirectly, (i) engage in any business that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers or suppliers of the Company or its affiliates.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 1% or more of any class of securities of such person.

During the Restricted Period, Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, or (ii) hire any such employee who was employed by the Company or its affiliates as of the date of Executive's termination of employment with the Company or who left the employment of the Company or its affiliates within one year prior to or after the termination of Executive's employment with the Company.

During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

          b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

CONFIDENTIALITY. Executive will not at any time (whether during or after Executive's employment with the Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, PROVIDED that the foregoing shall not apply to information which is not unique to the Company or

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which is generally known to the industry or the public other than as a result of
Executive's breach of this covenant. Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

SPECIFIC PERFORMANCE. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of
Section 9 or Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

MISCELLANEOUS.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

ENTIRE AGREEMENT/AMENDMENTS. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

ASSIGNMENT. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to its affiliate or to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company; PROVIDED that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding

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upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     If to the Company:

     c/o Kohlberg Kravis Roberts & Co.
     9 West 57th Street
     Suite 4200
     New York, NY 10019
     Attention: Marc Lipschultz

     If to Executive:

     To the most recent address of Executive set forth in the personnel records of the Company,

     with a copy to:

     Outten & Golden LLP
     1740 Broadway
     New York, NY 10019
     Attention: Wayne Outten

EXECUTIVE REPRESENTATION. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

                                                  THE BOYDS COLLECTION, LTD.

                                                  -----------------------------
                                                  By:
                                                  Title:

                                                  JEAN-ANDRE ROUGEOT

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